Exhibit 99.2

Piedmont Natural Gas Increases Dividend for Twenty-Seventh Consecutive Year

CHARLOTTE, N.C., March 4 /PRNewswire-FirstCall/ — At its regular quarterly meeting following the Annual Meeting of Shareholders today in Nashville, the Board of Directors of Charlotte-based Piedmont Natural Gas (NYSE: PNY) declared a quarterly dividend on Common Stock of 23 cents per share, a 7% increase over the 21.5 cents paid the prior quarter. This marks the twenty-seventh consecutive year that the Company has declared a dividend increase. The dividend is payable April 15, 2005, to holders of record at the close of business on March 24, 2005.

About Piedmont Natural Gas

Piedmont Natural Gas (NYSE: PNY) is an energy services company primarily engaged in the distribution of natural gas to 960,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Its subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.

Media Contact: David L. Trusty of Piedmont Natural Gas 704-731-4391, or david.trusty@piedmontng.com

Investor Contact: Headen B. Thomas of Piedmont Natural Gas 704-731-4438, or headen.thomas@piedmontng.com

SOURCE: Piedmont Natural Gas